EXHIBIT 10.7

SERVICES AGREEMENT

This Services Agreement (this “Agreement”) is entered into as of October 12, 2001 (the “Effective Date”), by and between IM-Logistics, a division of Ingram Inc., an Delaware corporation (“Ingram”), with its principal place of business at 1600 East St. Andrews Place, Santa Ana, California 92705 and SmartDisk Corporation, a Delaware corporation (“SmartDisk”), with its principal place of business at 3506 Mercantile Avenue, Naples, Florida 34104

Background:

A.    SmartDisk desires to have the right to obtain certain services, including inventory management, order fulfillment, and related services from Ingram;

B.    Ingram is willing to provide such services to SmartDisk in accordance with the terms and conditions set forth in this Agreement;

C.    SmartDisk and Ingram desire to enter into a mutually beneficial arrangement whereby Ingram shall provide services to SmartDisk, all as set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration received and to be received, Ingram and SmartDisk hereby agree as follows:

1.    Definitions

The these terms when capitalized in the Agreement shall have the following meaning:

“Business Day” shall mean Monday through Friday, excluding federal holidays observed by Ingram.

“Cost of Goods” shall mean the bill of materials cost of a unit of Inventory.

“Customer” shall mean customers of SmartDisk who will receive Inventory processed and shipped by Ingram as permitted under this Agreement.

“Inventory” shall mean product inventory acquired and owned by SmartDisk that is delivered to Ingram for storage and processing under the terms of this Agreement.

“Lost Inventory” means Inventory lost in a Facility.

“Package Damage” means damage to the carton or other packaging associated with a unit of Inventory, but not to the Inventory itself.

“Order” means an order for Inventory placed by SmartDisk with Ingram.

“Inventory Damage” means damage to a unit of Inventory.

“Services” mean all of the services described in Section 2 and detailed in the Attachments and Schedules attached hereto and any other additional services which SmartDisk may request of Ingram.

“Inventory Turns” means Inventory turns measured monthly for the prior 90 days COGS and ending inventory.

16.1    “Unauthorized Returns” means the return of any Inventory to any IM-Logistics Distribution Center that has been received by the customer who has subsequently decided to return it with or without an RMA. This also includes product that has been issued an RMA by SmartDisk which, has been delivered to the incorrect address by the sender.

2.	Ingram Services and Fees

2.1	Services. Ingram shall provide the services more fully described in the following designated Schedules attached to this Agreement:

Services	Schedules
Inventory Management	A
Order Processing	B
Information Technology	C
Transportation	D
Export	E

Ingram will be responsible for ensuring that the Services are performed competently and with integrity and that it observes all applicable safety and workplace regulations and policies when performing the Services.

2.2
Inventory.    As more fully described in this Agreement and the Schedules and Attachments attached hereto, Ingram shall receive, store and process Inventory. Ingram will hold Inventory tendered pursuant to this Agreement exclusively for distribution as directed by SmartDisk and for no other purpose, use or disposition except as may be directed in writing by SmartDisk. All right, title and interest to such Inventory will remain at all times with SmartDisk or its customers, unless expressly stated otherwise hereunder. Ingram will hold all such Inventory as a bailee only and will not permit any lien or other encumbrance to be placed against the Inventory when in Ingram’s care, custody and control.

2.3
Facilities.    Ingram will utilize the Facilities listed in each Schedule to provide the Services. Ingram may use other facilities to perform the Services; provided that, it shall notify SmartDisk in writing 90 days prior to relocating Inventory from a Facility listed in a Schedule to another facility. Ingram will bear all costs and expenses associated with securing and maintaining the Facilities, including but not limited to lease costs, insurance costs, utilities, communication expenses, security, and repair costs, unless stated otherwise in a Schedule.

2.4
Additional Services.    After the Effective Date, SmartDisk may request and Ingram may agree to perform additional services not provided for under this Agreement, including but not limited to customer returns management, product reworking, and merchandising services. A description of those additional services and the fees relating thereto shall be set forth in additional Schedules to be mutually agreed upon by the parties and attached to this Agreement.

3.	SmartDisk Obligations

3.1
Shipping Costs.    In addition to the payment of the Service Fees set forth in Attachment II, SmartDisk shall bear all costs associated with shipping Inventory to the Facility and shipping the Inventory from the Facility to its Customers.

3.2
SmartDisk shall ensure that all Inventory is clearly marked with the Inventory’s product name and a machine readable bar code identifier scalable in standard Global Trade Item Number (GTIN) format on the Inventory’s packaging. The GTIN is used for the unique identification of trade items world-wide. A trade item is any item (product or service) upon which there is a need to retrieve pre-defined information and that may be priced or ordered or invoiced at any point in any supply chain. This includes individual items as well as all their different configurations in different types of packaging. The GTIN is defined as a 14-digit number to accommodate all the different structures. The bar code shall fully comply with all conditions regarding standard product labeling set forth in the then current Ingram Vendor Routing Guide attached hereto as Attachment I (the “Routing Guide”) which has been supplied to SmartDisk in hard copy.

3.3	Conveyable Standards. SmartDisk shall ship all Inventory to the Facilities per Ingram’s conveyable standards and pick module specifications stated in the Routing Guide.

3.4	Hazardous Materials.

(a) If any of the Inventory is classified as Hazardous Materials, SmartDisk shall notify Ingram prior to shipping any of the Inventory to Ingram. Ingram may accept or reject any such Inventory in its sole and absolute discretion. Ingram reserves the right to refuse to handle or ship any Inventory that qualifies as a Hazardous Material.

(b) In the event Ingram agrees to handle or ship a Hazardous Material, SmartDisk will provide Ingram and its carriers with a current “Material Safety Data Sheet” for the Hazardous Material and any shipping documentation and placards that may be required for shipment prior to the time of shipment. SmartDisk will update the information contained in the Material Safety Data Sheets as may be required to provide Ingram and carriers with current information. Under no circumstances will SmartDisk request Ingram to make arrangements to transport any hazardous wastes not included in the definition of Hazardous Material.

3.5
SmartDisk will periodically send updates to master data. Updated information will need to be reflected in Ingram’s system in a timely manner. Examples of the possible master data changes are new Customer ship to addresses. SmartDisk will send via email product information containing products, weights and measures, master pack quantities, product status, etc. This information will be loaded into Ingram’s system on a daily basis.

4.	Service Fees, Costs and Payment Terms

4.1	Service Fees. The fees for the Services (“Service Fee”) shall be as set forth on the Attachment II attached hereto. Service Fees and prepaid freight charges will be invoiced monthly.

4.2	Costs. Costs of freight incurred in shipping the Inventory to Customers or as otherwise directed by SmartDisk shall be invoiced monthly

4.3
Payment.    Except as otherwise set forth in this Agreement, any sum due Ingram pursuant to this Agreement shall be payable within thirty (30) days from the date of invoice. All prepaid freight invoices shall be payable within thirty (30) days from the date of the invoice. If SmartDisk has a good faith dispute with respect to an invoiced amount, it shall pay the undisputed amount of the invoice and notify Ingram of the disputed amount and the reasons for such dispute no later than the date on which payment of the invoice is due. The parties will use their best efforts to resolve any such dispute within thirty (30) days thereafter.

5.	Right to Inspect Inventories

Upon three (3) Business Days’ notice to Ingram, SmartDisk may during normal business hours inspect all Inventory stored at the Facility.

6.
Records: Ingram will retain written and electronic records pertaining to the Services, including without limitation financial records substantiating the basis for any charges billed or credited to SmartDisk under this Agreement, for at least 2 years after the record was created, or longer if required by law.

7.	Quarterly Business Reviews

SmartDisk and Ingram shall meet at least quarterly for quarterly business reviews. These meetings will include a performance review, pricing reviews, continuous improvement projects, and management status reviews, cost reduction initiatives and other operational areas and issues.

8	Staffing

8.1
Product Management Support: Ingram will allocate one part-time employee to set up and manage SmartDisk’s SKUs, create and modify stocking orders, and maintain a proactive communication link between both SmartDisk and Ingram.

8.2
Account Management Support: Ingram will designate one account representative who will manage implementation of Services and programs, facilitate the IT development; aid in SmartDisk’s operational requirements; and support SmartDisk’s opportunities.

9.	Use of Information

9.1
Confidentiality.    “Information”“ means (i) written information received from the other party which is marked or identified as confidential and/or proprietary, (ii) the terms and conditions of this Agreement and the transactions executed in accordance with this Agreement, and (iii) oral or visual information identified as confidential as the time of disclosure which is summarized in writing and provided to the other party in written form within five (5) days after such oral or visual disclosure.

9.2
During the Term of this Agreement each party may use Information received from the other party only in connection with support of a this Agreement, and each party shall use the same means it uses to protect its own confidential and proprietary information, but in any event not less than reasonable means, to prevent the disclosure and to protect the confidentiality of the Information received.

9.3
The provisions of this Section shall not apply to Information, (i) already known by the recipient party without an obligation of confidentiality, (ii) publicly known or becomes publicly known through no unauthorized act of the recipient party, (iii) rightfully received from a third party without obligation of confidentiality, (iv) independently developed by the recipient party without use of the other party’s Information, (v) disclosed without similar restrictions to a third party by the party owning the Information, (vi) approved by the other party for disclosure, or (vii) required to be disclosed pursuant to a requirement of a governmental agency or law so long as the disclosing party provides the other party with notice of such requirement prior to any such disclosure. The provisions of this Section shall survive the term or termination of this Agreement for any reason for a period of two (2) years.

10.	Indemnities and Insurance

10.1
Indemnities.    In the event any act or omission of a party or its employees, servants, agents, or representatives causes or results in (i) loss, damage to or destruction of property of the other party or third parties, and/or (ii) death or injury to persons including, but not limited to, employees or invitees of either party, then such party shall indemnify, defend, and hold the other party harmless from and against any and all claims, actions, damages, demands, liabilities, costs, and expenses, including reasonable attorney’’ fees and expenses, resulting therefrom. The indemnifying party shall pay or reimburse the other party promptly for all such loss, damage, destruction, death, or injury.

10.2	Insurance

Ingram will, at no cost to SmartDisk, maintain the following minimum insurance in full force and effect during the entire term of this Agreement.

(a) Workers’ compensation in compliance with all statutory regulations in any state where the Services are performed and Employer Liability with limits of not less than One Million Dollars ($1,000,000).

(b) Warehouseman’s liability insurance with respect to loss or damage covering all Inventory in Ingram’s Facilities with blanket limits in the amount of Ten Million Dollars ($10,000,000)

With respect to the insurance coverage stated in subsection (b), Client shall be named an additional insured under Ingram’s policy.

11.	Disclaimers and Limitation of Liability

11.1
NEITHER INGRAM NOR SMARTDISK SHALL BE LIABLE TO THE OTHER PARTY, THE OTHER PARTY’S CUSTOMERS, OR ANY OTHER PARTY FOR ANY LOSS, DAMAGE, OR INJURY WHICH RESULTS FROM THE USE OR APPLICATION BY THE PARTY, A CUSTOMER, OR ANY OTHER PARTY OF PRODUCTS DELIVERED TO THE OTHER PARTY OR A CUSTOMER UNLESS THE LOSS OR DAMAGE RESULTS DIRECTLY FROM THE INTENTIONALLY TORTIOUS OR FRAUDULENT ACTS OR OMISSIONS OF INGRAM OR SMARTDISK, AS THE CASE MAY BE. IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY FOR DAMAGE, DEATH OR INJURY FOR ANY PRODUCTS USED FOR AVIATION, MEDICAL, LIFESAVING, LIFESUSTAINING OR NUCLEAR APPLICATIONS.

11.2
IN NO EVENT SHALL EITHER PARTY BE LIABLE TO ANY OTHER PARTY HERETO FOR ANY INCIDENTAL, SPECIAL, INDIRECT, PUNITIVE AND/OR CONSEQUENTIAL DAMAGES, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING FROM OR RELATED TO THE PERFORMANCE OR ANY FAILURE TO PERFORM ANY OF SUCH PARTY’S OBLIGATIONS UNDER THIS AGREEMENT. THE FOREGOING LIMITATION OF LIABILITY SHALL NOT APPLY TO LIMIT DAMAGE RECOVERY WHICH ARISES FROM OR IS RELATED TO A PARTY’S GROSS NEGLIGENCE IN THE PERFORMANCE OF OR THE FAILURE TO PERFORM SUCH PARTY’S OBLIGATIONS HEREUNDER. THE FOREGOING LIMITATION ON LIABILITY ALSO SHALL NOT SERVE TO LIMIT ANY PARTY’S RECOVERY FOR DIRECT DAMAGES FOR BREACH OF THIS AGREEMENT OR ANY REMEDY SPECIFICALLY SET FORTH HEREIN.

12.	Term and Termination

12.1
Term.    The term of the Agreement shall be two (2) years commencing on the Effective Date and shall be self-renewing for additional two-year terms thereafter, subject to the right of either party to terminate the Agreement as permitted in Section 11.5 below.

12.2
Termination for Cause.    Except as provided below by the section of this Agreement titled “Termination for Non-Payment” in the event that either party materially or repeatedly defaults in the performance of any of its duties or set forth in this Agreement, and such default is not substantially cured within thirty (30) days after written notice is given to the defaulting party specifying the default, then the party not in default may, by giving written notice thereof to the defaulting party, terminate the applicable Purchase Order relating to such default as of a date specified in such notice of termination.

12.3
Termination for Insolvency or Bankruptcy.    Either party may immediately terminate this Agreement by giving written notice to the other party in the event of (i) the liquidation or insolvency of the other party, (ii) the appointment of a receiver or similar officer for the other party, (iii) an assignment by the other party for the benefit of all or substantially all of its creditors, (iv) entry by the other party into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, or (v) the filing of a meritorious petition in bankruptcy by or against the other party under any bankruptcy or debtor’’ law for its relief or reorganization.

12.4
Termination for Non-Payment.    In the event SmartDisk fails to make timely payment of any undisputed amounts invoiced for Services hereunder, Ingram shall have the right to suspend performance of any Services to SmartDisk if SmartDisk has failed to pay such amounts within three (3) business days following notice by Ingram to SmartDisk that the amount is past due.

12.5
Termination for Convenience.    Either party shall have the right to terminate this Agreement upon ninety (90) days prior written notice to the other party. Each party shall return to the other any proprietary materials provided to the returning party which relate to Ingram’s provision of Services pursuant to this Agreement.

12.6
Removal of Inventory upon Termination.    Within thirty (30) days following the termination date, (a) SmartDisk shall take delivery of all Inventory stored at the Facility and arrange to have the Inventory transported at its cost to another location and (b)each party shall return to the other any proprietary materials provided to it.

13.	General

13.1
Binding Nature, Assignment, and Subcontracting.    Either party shall have the right to assign this Agreement and to assign its rights and delegate its duties under this Agreement either in whole or in part (an “Assignment”), including, but not limited to, software licenses and other grants of intellectual property rights, at any time and without the other party’s consent, to (i) any present or future affiliate of the party (including any subsidiary or affiliated entity thereof), (ii) any unaffiliated new entities that may be formed by the party pursuant to a corporate reorganization, including any subsidiary or affiliated entity thereof; or (iii) any third party which by purchase, lease, outsourcing agreement or otherwise, assumes the operation, administration and/or management of any substantial portion of the business of party affected by this Agreement. A party shall give the other party written notice of any Assignment, including (i) the effective date of the Assignment (“Effective Date”), and (ii) the entity or entities receiving rights and/or assuming obligations under the Agreement (“Entities”). Upon the Effective Date and to the extent of the Assignment, a party shall be released and discharged from all further duties under this Agreement, except non-disputed monies owed as to materials, services, or intellectual property rights transferred to assignee, ordered from or provided by the other party prior to, on or after the Effective Date.

13.2	Counterparts. This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the parties.

13.3	Headings. The Section headings used in this Agreement are for reference and convenience only and shall not enter into the interpretation hereof.

13.4
Relationship of Parties.    Ingram’s relationship with SmartDisk will be that of an independent contractor. Neither party will have, nor will it represent that it has, any power, right or authority to bind other, or to assume or create any obligation or responsibility, express, implied or by appearances, on behalf of the other party or in its name, except as herein expressly provided. Nothing stated in these terms and conditions will be construed as constituting SmartDisk and Ingram as partners or as creating the relationships of employer/employee, franchisor/franchisee, or principal/agent between the parties. Neither party will make any warranty, guarantee or representation, whether written or oral, on the other’s behalf.

13.5
Compliance with Laws.    Each party and all persons furnished by such party shall comply at their own expense with all applicable federal, state, local and foreign laws, ordinances, regulations and codes, including the identification and procurement of required permits, certificates, licenses, insurance, approvals and inspections in performance of this Agreement.

13.6
Media Releases.    Except for any announcement intended solely for internal distribution by either party or any disclosure required by legal, accounting, or regulatory requirements beyond the reasonable control of Ingram, all media releases, public announcements, or public disclosures (including, but not limited to, promotional or marketing material) by either party or its employees or agents relating to this Agreement or its subject matter, or including the name, trade name, trade mark, or symbol of the other party or any affiliate of that party, shall be coordinated with and approved in writing by the other party prior to the release thereof.

13.7
Force Majeure.    Neither party will be held in breach of this Agreement for a delay or failure to perform if and to the extent such delay or failure to perform under this Agreement is due to an Act of God or the public enemy, labor disorder, civil commotion, closing of public highways, government interference, government regulations, or any similar event or occurrence beyond the reasonable control of the affected party.

13.8
Notices.    Except as otherwise specified in this Agreement, all notices, requests, consents, approvals and other communications required or permitted under this Agreement will be in writing and will be deemed given (a) when delivered personally, or (b) when sent by telecopy to the number specified below (with telecopier confirmation slip retained by the sender and followed by a copy sent by first class U.S. mail not later than the next business day), or (c) one business day after being sent by U.S. express mail or by reputable overnight courier service, delivery charges prepaid; in each case, to the person, telecopy number and/or address specified below:

In the case of SmartDisk:

Daniel Reed, VP of Legal Affairs & Corporate Development
SmartDisk Corporation
3506 Mercantile Avenue
Naples, Florida 34104

Copy to:

Chief Financial Officer
SmartDisk Corporation
3506 Mercantile Avenue
Naples, Florida 34104

In the case of Ingram:

Ingram Micro Inc.
1610 East St. Andrew Place
Santa Ana, California 92705

Attn: Vice President and General Manager, Sales, IM-Logistics

Copy to:

Ingram Micro Inc.
1600 East St. Andrew Place
Santa Ana, California 92705
Attn: General Counsel

Either party may from time to time change its address for notification purposes by giving the other party written notice of the new address and the date upon which it will become effective; first class, postage prepaid, mail shall be acceptable for provision of change of address notices.

13.9
Severability.    If, but only to the extent that, any provision of this Agreement is declared or found to be illegal, unenforceable, or void, then both parties shall be relieved of all obligations arising under such provision, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent. If that is not possible, another provision that is legal and enforceable and achieves the same objective shall be substituted. If the remainder of this Agreement is not affected by such declaration or finding and is capable of substantial performance, then the remainder shall be enforced to the extent permitted by law.

13.10
Waiver.    An effective waiver under this Agreement must be in writing and signed by the party waiving its right. A waiver by either party of any instance of the other party’s noncompliance with any obligation or responsibility under this Agreement will not be deemed a waiver of subsequent or other prior instances of non-compliance.

13.11	Remedies. All remedies set forth in this Agreement or available by law or equity, shall be cumulative and not alternative, and may be enforced concurrently or from time to time.

13.12
Survival of Terms.    It is agreed that certain obligations of the parties under this Agreement, which, by their nature would continue beyond the termination, cancellation, or expiration of this Agreement, shall survive termination, cancellation or expiration of this Agreement.

13.13
Attachments and Schedules.    All attachments, documents, and schedules referenced in this Agreement or attached to this Agreement, are an integral part of this Agreement. In the event of any conflict between the terms and conditions of any exhibits, documents, or schedules and this Agreement, the terms of this Agreement shall be controlling unless otherwise agreed to in writing by authorized representatives of the parties.

13.14
Governing Law.    These terms and conditions (and any agreement into which they are incorporated) shall be construed, interpreted and enforced under and in accordance with the internal laws of the State of California, excluding its conflicts or choice of law rule or principles which might refer to the law of another jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to these terms and conditions.

13.15
Entire Agreement.    This Agreement constitutes the entire and exclusive statement of the agreement between the parties with respect to its subject matter and there are no oral or written representations, understandings or agreements relating to this Agreement which are not fully expressed in the Agreement. This Agreement shall not be amended except by a written agreement signed by both parties. Any other terms or conditions included in any agreements of Ingram, quotes, invoices, acknowledgements, bills of lading, or other forms utilized or exchanged by the parties shall not be incorporated in this Agreement or be binding upon the parties unless the parties expressly agree in writing or unless otherwise provided for in this Agreement.

Agreed as of the Effective Date:

SmartDisk Corporation	IM-Logistics, a division of Ingram Micro Inc.
By: /s/ Ben Schugar	By: /s/ Brian C. Moynahan
Printed Name: Ben Schugar	Printed Name: Brian C. Maynahan
Title: Sr. V.P. Operations	Title: V.P. / G.M. Sales
Date: December 12, 2001	Date: December 14, 2001

Attachment I

INGRAM VENDOR ROUTING GUIDE

[GRAPHIC]

Attachment II

Service Fees

SmartDisk Service Fees

Start-up Price

$42,000

The Start-up charge covers:

•	Set up new SmartDisk Customer Accounts

•	Schedule E (Information Technology transactions and reporting)

•	Set-up of new SmartDisk vendor code

•	New SKU set up of contract warehousing SKUs

•	Operations set-up of Personalized Delivery (watermark/logo)

•	Dedicated IM-L associate to design and manage implementation. Estimated 130 hours will be required over the 90-day implementation period.

Start–up fee payment schedule: 50% ($21,000) at Agreement acceptance by Smartdisk, 50% ($21,000) upon completion of services described above.

Fee Schedule:

The following fees are for receiving storage and pick-pack-made available for ship

Fixed Cost:            $18,000 /Month January – June $27,000 / Month July—December

This fee schedule is based on actual monthly shipment history billed monthly.

Refusal fee:        $5.00/Carton

Manual Order Fee (excluding first 30 days after acceptance of first order from Smartdisk Via EDI)         $10.00/order

Proof of Delivery Requests (excluding Apple and Ingram Micro)        $10.00/request

Third Party Billing (Excluding SmartDisk Carrier pick up for International internal SmartDisk shipments)         $ .65/tracking unit

Export Order processing fee for up to 75 orders per billing month        $14.00/order

Export Order processing fee for those orders over 75 per billing month        $20.00/order

For the Period of December 14th, 2001 until the EDI integration is tested and complete (which shall be defined as “Phase I: Manual Solution”) SmartDisk shall also agree to the following fee’s:

Order Management Fee *        $3,890/Month

Inventory Management Fee *        $250/Month

Additional FTP Report Set up fee         $1,800

* Please note that the billing for management fees associated with Phase 1 will be prorated based on the start date of the project.

Pricing Assumptions

The fees are based on the following assumptions. This pricing is subject to change based on actual activity as compared to these assumptions and will be reviewed by Ingram and SmartDisk quarterly.

Basic Assumptions:

•	The total number of SKUs that Ingram will set up and manage will not exceed 120 (not including bundles, pallet displays and kitting).

•	SmartDisk Inventory will average 6 Inventory Turns per year.

•	SmartDisk will place no more than 1000 stock orders per year.

•	The annual outbound order volume is expected to be 20,000 orders, 80 orders per day on average.

•	The forecasted annual outbound unit volume is 900,000

•	Average Order size is 45 units.

•	Outbound orders characteristics will be 5% repack 85% full case and 10% full pallet measured in units quarterly.

•	Ingram will process all Refusals.

•
All EDI transactions costs are base on standard EDI mapping consistent with current Ingram standards. Any customization beyond current IM EDI specifications will require additional fees and may impact timelines.

•
The proposed fixed and variable charges ($0.45 per unit) for 900,000 annual units at 6 turns, 5% repack and all other assumptions described within this document represent an average per unit price to SmartDisk of $0.75 per unit. The fixed charges agreed upon in this document are valid for volumes between 700,000 and 1,100,000 annual units. Actual volumes greater than / less than this range (and material changes to other assumptions within this document) will result in changes to the fee structure including the fixed monthly fee.

•	All “Unauthorized Returns” will be processed as “damaged goods”.

•	All SmartDisk SKU’s will not exceed 12 characters in length.

•	Export Orders are limited to a maximum of 200 per billing month.

Schedule A

Inventory Management

1.	Account/SKU Set-up

1.1
Account Set-up. Ingram will establish inventory warehousing customer account numbers for SmartDisk. The inventory warehousing account numbers will be used solely for this program and will be linked to the EDI transactions to be utilized in this program.

1.2	SKU set-up. Ingram will set up SmartDisk in Ingram’s IMpulse system as an Ingram “supplier” for the purpose of creating inventory warehousing SKU’s that will be unique to SmartDisk.

2.	Facility /Storage Space Allocation

2.1	The Inventory will be stored at the following location (the “Facility” ):

60 Micro Drive

Millington, Tennessee 38053

2.2
Ingram will provide SmartDisk with sufficient storage space at the Facility to accommodate 900,000 Inventory units based on annualized Inventory turns of six turns measured quarterly. In no case shall Ingram be required to allocate more than 600 pallet positions at the Facility for the Inventory.

2.3	The Inventory dimensions shall not exceed the following:

16 x 10.25 x 4.5 inches

2.4
All Inventory shall be shipped to Ingram in GMA standard pallet loads only. Ingram will work with SmartDisk to develop a 12-month rolling forecast on a monthly basis. Thirty (30) days before the beginning of each calendar month, SmartDisk will submit an Inventory forecast so that space requirements can be determined. Forecast variability and accuracy will be reviewed quarterly with targeted goals of 20% and 80% respectively, in order to ensure operational efficiencies. At the beginning of each month, SmartDisk will provide a rolling 90-day forecast of Inventory unit requirements and will use best efforts to forecast accurately.

2.5	Ingram shall store the Inventory in bin locations that are separate from the Ingram’s own product inventory at the Facility.

2.6	Ingram shall maintain the same level of inventory security for the Inventory as it maintains for its own product inventory at the Facility.

3.	Inventory Replenishment

3.1	SmartDisk will be responsible for replenishing Inventory at the Facility.

3.2
Prior to shipping Inventory to Ingram, SmartDisk send to Ingram via EDI a Stock Order stating the quantity and SKU number of the Inventory it is proposing to ship. Following receipt of this transaction, Ingram shall cross reference the SmartDisk/ Third-party supplier Stock Order (“SO”) with an Ingram Stock Order to receive said product against. SmartDisk will ensure that their SO number (SmartDisk purchase order #) is noted on all inbound shipments

3.3
SmartDisk shall bear all costs of freight and handling to deliver the Inventory to the Facility. All Inventory shipments shall be sent FOB Ingram’s dock, with risk of loss and damage to the Inventory passing to Ingram upon delivery to Ingram’s dock.

4.	Inventory Receipt

4.1
If the Inventory is being shipped via LTL, the carrier will be required to schedule a receiving appointment with the scheduling desk and to receive an appointment time to deliver the SO to the Facility receiving docks approximately 24 hours prior to anticipated delivery SmartDisk will call Branch 30’s Inbound Scheduling desk.

4.2	Ingram shall inspect Inventory shipments for visible inbound variances and shall notify SmartDisk via email of any shipment variances.

4.3	Ingram shall put away Inventory into allocated storage locations within one Business Day after the Inventory is received at the Facility.

5.	Inventory Storage

All Inventory will be stored in the manner that Ingram stores its own product inventory.

6.	Inventory Accuracy

6.1
Cycle Counts.    Ingram will implement a cycle counting process that meets or exceeds APICS rules governing counts for “A” “B” and “C” products. Inventory accuracy will be maintained and verified by a process that is statistically valid and mutually agreed upon by SmartDisk and Ingram Micro.

1st 12 months, cycle counts must show at least 99.3% inventory accuracy.
2nd 12 months, cycle counts must show at least 99.5% inventory accuracy.
3rd 12 months, cycle counts must show at least 99.7% inventory accuracy

This metric is based on performing inventory audits of the memory cage and warehouse storage. The inventory audits of the bin locations verify the following characteristics:

SKU #
Count of SKU # for the bin location.

An annual physical inventory will be required until the following exemption requirements are met: (1) 26 consecutive weeks of cycle counting accuracy of 99.3% or greater, (2) gross adjustments of at most .5% of COGS for the period, (3) net adjustments of at most .25% of ending inventory for the period, and (4) SmartDisk auditors approve.

The date of the physical inventory will be agreed upon by SmartDisk and Ingram.

6.2	Reporting Discrepancies. Ingram will provide FTP reporting that will be used by SmartDisk to manage inventory discrepancies.

7.	Inventory Loss and Damage

7.1
Inventory Damage or Lost Inventory.    Ingram will pay SmartDisk the Cost of Goods of any Inventory that became Lost Inventory or suffered Inventory Damage at the Facility while in the possession of or under the control of Ingram.Said compensation will be measured monthly and in the form of a financial credit in the December 2002 billings, and annually thereafter. Ingram’s obligation to pay pursuant to this Section 7.1 will be subject to the loss and damage allowance set forth in Section 7.4 below. The method of determining the inventory shrinkage (variance) will be as follows: The cumulative inventory adjustments for a consecutive 12 month period will be totaled and compared to the mean average monthly inventory for the same period. If the variance is less than the damage allowance, then no offsetting credits are warranted. If the variance exceeds the damage allowance, then a credit will be provided by Ingram to SmartDisk as defined herein. The credit is calculated on Cost of Goods.

7.2	Exclusions. Ingram will not be liable for:

Any Lost Inventory, Inventory Damage, or Package Damage which occurs prior to delivery of the Inventory to Ingram or after Ingram delivers the Inventory to the carrier for delivery to SmartDisk or the Customer.

Any loss, damage or injury to the extent such loss, damage or injury directly and solely results from: (i) acts or omissions of SmartDisk or the Customers; or (ii) the performance or nonperformance of the Inventory.

7.3	Claims

(a) Ingram will pay any amounts due pursuant to Section 7.1 within thirty (30) days following the anniversary of the Effective Date.

(b) In the event of any loss or damage to Inventory in inbound transit, SmartDisk will file the claim with the carrier and Ingram will provide the necessary information to SmartDisk required to file any such claims. Ingram will provide a copy of the delivery receipt with any notes of short or damage.

7.4	Loss and Damage Allowance

Ingram’s liability for Lost Inventory and Inventory Damage shall be reduced by an amount equal to .125% of the Cost of Goods of the total number of Inventory units received during the period from the Effective Date through December of 2002 and annually thereafter.

8.	Package Damage

8.1
Damaged Inventory will be stored for ten (10) Business Days in which time SmartDisk will communicate disposition to Ingram. SmartDisk will exercise best effort to disposition inventory within the ten (10) Business Days.

8.2
Inventory Return: If so requested by SmartDisk, Ingram shall return Inventory to the vendors [SmartDisk’s contractor] location in U.S. designated by SmartDisk FOB Ingram’s dock. All costs of returning such Inventory shall be invoiced to SmartDisk. Return shipping, $10 per order, $.45 per damaged unit, not to exceed $50 per incident, incident is defined as a single pallet or carton (if carton is not part of a pallet) that is damaged.

SCHEDULE B

Order Processing

1.	Order Placement

1.1
SmartDisk shall place orders for Inventory (“Orders”) directly with Ingram electronically using the ANSI standard 850 purchase orders transaction set. All Orders shall will be “clean” electronic orders and will not require manual intervention on Ingram’s part. All Orders will be for immediate processing; Orders will not be placed for shipment on future dates. A handling charge of $10 will be charged for each transmission that requires manual intervention as a result of SmartDisk related transmission issues. In the event that SmartDisk instructs Ingram to place the orders manually, a charge of $10 will result for each order.

1.2
Ingram shall pick, pack and make available for shipment all Orders that print at the Facility prior to 5:00 PM. local time, shall be picked, packed and made available for shipment no later than 11:59 p.m. the same Business Day, except in cases when the SmartDisk Order volume exceeds 500 Orders in a day.

1.3
Once an Order has been validated, Ingram will send an ANSI standard 855 order acknowledgement back to the Customer in response to the original EDI 850. Ingram will send to the Customer ANSI standard 856 advance ship notice to SmartDisk.

2.	Order Validation and Allocation

2.1	Prior to releasing an Order, Ingram shall perform the following order validations:

Validation of SmartDisk part #, customer part # or UPC
Validation that SmartDisk part # exists on the retailer’s price list
Validation that the retailer sales order price is zero
Validation that a part # is orderable
Validation that duplicate purchase orders are not received same day
Validation of customer

If an order validation fails, Ingram will put the Order on hold or reject the line/PO and contact SmartDisk within twenty-four (24) business hours for resolution.

2.2	In the event of constrained Inventory, Ingram will allocate Inventory based on SmartDisk defined rules.

3.	Pick, Pack and Labeling

3.1
Ingram will prepare Inventory for shipment using the same packing and repacking processes that it uses when shipping its own product inventory to its customers. Ingram will provide shipping supplies necessary to ship Orders. Shipping supplies shall include boxes for repack and over-box, filler if necessary, box tape, packing slips and shipping labels.

3.2
For full case shipments, proper labeling will include a packing list, computer generated bar-coded labels showing at least the part number, case quantity, sales order #, customer name, and deliver-to address. Each split-case shipment will have a computer generated packing list per shipment detailing those products and quantities contained within each shipping carton. On palletized shipments, shipping labels will be placed on at least two opposite sides of each pallet. Each label and list will also include the SmartDisk Logo. The label will be in the form shown on Appendix A to this Schedule.

4.	Shipment

4.1	Ingram’s preferred small package, heavyweight air, TL, and LTL rates and services will be used for shipments to Customers

4.2	Freight Insurance. Ingram shall obtain carrier insurance for pre-paid Order shipments in the following amounts:

(a)Small Package Carriers: $100 per carton
(b)Less than Load (LTL) Carriers: $15 per pound
(c)Full Truck Loads (TL): SmartDisk’s Cost of Goods or $250,000, whichever is less.

Ingram will not be obligated to provide freight insurance for Orders that are not shipped pre-paid and charged to Ingram’s freight accounts.

This insurance coverage is offered at no additional charge to SmartDisk.

4.3
Loss and Damage Claims.    Ingram shall be responsible for filing and administering freight loss and damage claims for all Outbound Order shipments shipped pre-paid; provided that, SmartDisk submits such claims to Ingram within sixty (60) days following the shipment date. SmartDisk will assist Ingram and ensure that its Customers assist Ingram in the filing of claims for loss and damage incurred in shipment.

4.4	Claim Reimbursement. Ingram’s sole liability for freight damage or loss shall be to reimburse SmartDisk for those amounts stated in Section 4.2 above that are actually paid by the carrier.

4.5
Proper Bills Of Lading will be filled out and supplied to carriers, including all information to ensure proper billing and shipment rating. Ingram must provide information about a particular BOL over the phone, fax, or by email.

4.6
Ingram will pre-pay all outbound freight to Customers and provide full outbound transit details to SmartDisk for post shipment auditing and reconciliation. Ingram will invoice SmartDisk for outbound freight on a monthly basis.

4.7	In the event SmartDisk requests that freight be charged to a third party billing, an additional charge of $0.65 per trackable unit will be charged.

5.	Shipping Discrepancies.

For prepaid shipments, Ingram will trace outbound shipments and provide electronic proofs of delivery to SmartDisk so long as the POD is requested within 90 days of invoice date. This excludes shipments to Apple and Ingram Micro.

6.	Sales Order Reports

SmartDisk will use the EDI 856 (Advanced Ship Notice) as a means of recognizing shipments from Ingram to the Customer. Daily or hourly EDI 856’s will be sent to SmartDisk during normal systems operating hours, reporting the Inventory that was shipped from Ingram to the Customer during the day.

7.	Order Refusals

7.1
Handling Refusals.    The refusal process will occur when Inventory that has been previously shipped out to the Customer is returned because the Customer has refused the Inventory or the carrier has made multiple delivery attempts that have failed. The carrier will return the shipment to the address as found on the shipping label in most cases. Ingram will key the refusal into Impulse using the original invoice number with quantities and SKU numbers as received on the refusal. The box is opened, items are inspected, and compared to original invoice numbers whenever possible. If there are discrepancies, they are noted. Refusal activity can be seen via Inside Line and/or sent to SmartDisk via FTP Refusal Report. Next, the Inventory will be checked for visible damage. If the Inventory is not damaged, and is still in shippable condition, it is put away in the stock of Inventory at the Facility. If the Inventory is damaged, SmartDisk will be notified and the Inventory will be held for disposition instruction.

8.	Account Management.

8.1	Ingram will provide an Account Representative to SmartDisk inquiries, including shipping errors and freight issues between the hours of 8:00 a.m. and 5 p.m. Pacific Time each Business Day.

9.0	Phase I: Manual Solution:

9.1
In this transitional phase, the EDI transaction 856 (Advance PO Notification for Stocking) shall be substituted by a manual process whereby an Ingram associate will key PO’s into Impulse based on information contained in an Excel spreadsheet emailed from SmartDisk. The EDI 824 will be replaced by an email confirmation. The EDI 850 (Outbound Sales Order) will be replaced with an Ingram associate manually entering outbound sales orders from an Excel spreadsheet provided by SmartDisk. The EDI 855 (Sales Order Acknowledgment) will be replaced by an email confirmation. The EDI 856 (Advance Ship Notice) will be replaced by an FTP Report (ORP865 Ship Confirmation). The EDI 846 (Inventory Advice) will be substituted in the Phase I: Manual Solution by an FTP report (ICP600-Inventory Status/Advice). These suggested changes to this schedule are documented in Appendix C to Schedule C.

SCHEDULE C
Information Technology

1.  SYSTEM REPORTING

Ingram will supply the following reporting:

FTP Files to SmartDisk:		Frequency
PUP730	Receiving Report	Daily
ORP921/923	Back Order Report	Daily
ICP519	Daily Qty & Cost Adjustment	Daily
RMP740	Refusals Report	Daily
ICP 600	Inventory Status/Advice	Daily
ORP865	Ship Confirmation	Daily

2.    STANDARD EDI TRANSACTIONS

Any or all of the following standard ANSI EDI transactions may be required to conduct business with the retailers.

850*	Purchase Order* (SmartDisk – Sales Order)
855*	Purchase Order Acknowledgement*
856*	Advanced Ship Notification (ASN)*
846*	Inventory Advice*
856*	Advanced PO Notification (Creates a suggested Receiving PO)
824*	Application Advice (acknowledges the 856 Advanced PO Notification)

All those marked with an asterisk (*) are required EDI transactions.

3.    ADDITIONAL SYSTEM ENHANCEMENTS

Additional transactions, reports, and system functionality outside the proposed IT flow (Appendix B to Schedule C) may be required to support the business. Additional requirements will be communicated to Ingram in writing in the format agreed by SmartDisk and Ingram. Once requirements are received as accepted as complete, Ingram shall provide cost and effort estimates. SmartDisk will approve all changes and will dictate the relative priority levels of these changes.

17.    SCHEDULE D

18.    Transportation Services

19.    Shipping Guidelines

19.1    Customer Routed Shipments.    SmartDisk will pass to INGRAM an INGRAM approved Carrier Code identifying the carrier and carrier service along with the freight term and third-party account number when applicable. Ingram will ship Customer Routed, collect or third party billed orders per the Carrier Codes noted by SmartDisk. The content and format of Ingram’s current shipping documentation has been approved and agreed to by SmartDisk. Ingram will comply with any new customer shipping documentation requirements to the extent that (a) such requirements have been provided to Ingram in a timely manner and (b) Ingram will not incur additional expenses in complying with those requirements. In the event that the Customer shipping requirements require additional programming and or resources in order for Ingram to comply with them, Ingram will notify SmartDisk of such programming and resources and the estimated costs required to comply with the requirements. All chargebacks incurred by SmartDisk for data content and format not identified in the mutually agreed to shipping documentation are the sole responsibility of SmartDisk. Ingram shall not be liable for any additional fees, fines, or costs incurred by SmartDisk due to failure to comply with the Customer routing guidelines, except for chargebacks due to Ingram’s failure to provide correct shipping documentation as set forth in this paragraph.

19.2    Prepaid shipments.    Where SmartDisk requires a specific carrier and service on prepaid orders, such as for SmartDisk web fulfillment, SmartDisk will pass to INGRAM, an INGRAM approved Carrier Code identifying the carrier and carrier service. Where SmartDisk desires INGRAM to ship orders via “Best Way”, utilizing an optimized INGRAM approved carrier and service level, SmartDisk will pass an “null value” in the carrier code field. INGRAM will utilize IM-First Rate to identify the optimal carrier and service level to ship the Order.

20.    Shipping

20.1    Carrier Selection.    Ingram will ship all Orders via the carrier and mode noted in connection with such Orders or, if no carrier is specified, via “Best Way” utilizing IM-First Rate. USPS will not be supported as a valid carrier. Ingram will not support shipping to APO/FPO addresses.

20.2    Freight Costs.    Unless otherwise directed by SmartDisk or in the case of freight collect or third party billed shipments, Ingram will pre-pay all freight costs associated with an Order and invoice SmartDisk. SmartDisk shall be responsible for paying all surcharges and accessorial charges charged by carriers for outbound transportation.

20.3    Risk of Loss and Damage.    Risk of loss and damage to Inventory shall pass to SmartDisk upon tendering of the Inventory to the specified carrier.

20.4    Refusals.    Ingram shall accept Orders returned by the carrier due to (a) the recipient’s refusal to accept Orders, or (b) the carrier’s inability to deliver the Order (collectively, “Refusals”). SmartDisk will bear all associated freight costs with Refusals.

Address Validation.    Ingram will utilize its address verification database to ensure orders are not shipped to invalid addresses. SmartDisk is responsible to transmit the appropriate flags, with their orders, for Ingram to validate all addresses.

21.    SCHEDULE E

22.    Export Service

Ingram agrees to provide SmartDisk export handling services (“Export Services” or “Services”) described in Section 6 of this Exhibit for any shipment of Inventory outside of the fifty United States and the District of Columbia. Ingram and SmartDisk agree that the Export Services shall be subject to the terms and conditions stated in this Schedule.

22.1    1.    Definitions

Terms used herein with the initial letter capitalized that are not otherwise defined herein have the meaning given to them in Exhibit I attached hereto.

22.2    2.    Product Export Limitations

Products exported hereunder are limited to: (i) exports that are in accordance with U.S. export laws and regulations and (ii) exports that are permitted without license and in accordance with U.S. export laws and regulations as identified by the U.S. Department of Commerce, Bureau of Export Administration.

22.3    3.    Limited Agency

SmartDisk hereby appoints Ingram and Ingram accepts such appointment as SmartDisk’s limited agent for the purpose of arranging for the export and delivery of Product to SmartDisk’s Customer. SmartDisk grants Ingram a Power of Attorney to create and execute documentation as required to fulfill its obligations hereunder. SmartDisk agrees to complete and execute Exhibit II entitled Power of Attorney Export Forwarding Agent, including providing SmartDisk’s Employer Identification Number, which is attached hereto and incorporated herein.

22.4    4.    SmartDisk’s Responsibilities

SmartDisk shall:

A.
Screen Customer names and addresses against restricted or excluded parties lists including the Denied Persons List, the Entity List, the Specially Designated Nationals List, and the Debarred List and shall not submit orders to Ingram for delivery to any parties identified in those lists.

B.	Screen all orders prior to submission to Ingram to ensure all Inventory shipments are in compliance with U.S. export laws and regulations.

C.	Provide the Export Classification Control Number (ECCN) and Harmonized Tariff Schedule (HTS) number to the Inventory.

D.	Submit orders with Customer price and Customer phone number.

E.	Be identified as the U.S. Principal Party in Interest (USPPI).

F.
Confirm with Customer that a pre-shipment inspection has been ordered when required and notify Ingram of the name of the inspection company and reference number when freight is routed via an Ingram approved carrier.

G.
Review all Customer orders in accordance with the end use screening requirements of the Enhanced Proliferation Controls Initiative of U.S. export laws and regulations as identified by the U.S. Department of Commerce, Bureau of Export Administration and

refuse	to accept orders that contravene the end use screening requirements of the U.S. export laws and regulations.

(a)    5.    Shipment & Delivery

All Inventory will be shipped to Customer FCA.

22.5    6.    Ingram’s Responsibilities on Behalf of SmartDisk

Ingram shall provide the following services in accordance with Ingram’s standard export practice:

A.
Screen all Customer names and addresses against the restricted or excluded parties lists including the Denied Persons List, the Entity List, the Specially Designated Nationals List, and the Debarred List and reject orders for delivery to parties identified in those lists.

B.	Assign the Export Classification Control Number (ECCN) and the Harmonized Tariff Schedule (HTS) number to the Inventory unit as provided by SmartDisk under Section 4.B above.

C.
Prepare required export shipping documents, specifically a commercial invoice and a packing list. The Shipper’s Export Declaration (SED) will be prepared and signed by Ingram on behalf of SmartDisk when the international transportation has been arranged with a Ingram contracted carrier. The SED will be prepared and delivered unsigned when the shipment is delivered to the freight forwarder designated by SmartDisk or its foreign customer.

D.
Arrange for the international transportation of the Inventory to the ship to address specified in SmartDisk’s order. Arrange for the domestic transportation of the Inventory when a freight forwarder has been designated on the order.

E.	Maintain export documents for five years from date of export in accordance with U.S. export laws and regulations and make such documents available to SmartDisk upon request.

F.	Upon receipt of notification from SmartDisk, arrange for all pre-shipment inspections as required by the destination country’s government for all shipments routed via a contracted carrier.

7.    Fees & Payment Terms

Ingram will invoice SmartDisk for all fees and costs related to Ingram’s performance of the services identified herein as stated in Attachment II to the Services Agreement.

22.6    8.    Warranty

Ingram shall perform the Export Services specified herein in accordance with good and sound professional practices and procedures. INGRAM MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COURSE OF DEALING AND COURSE OF PERFORMANCE. SMARTDISK’S SOLE REMEDY (AND INGRAM’S SOLE OBLIGATION) FOR EXPORT SERVICES THAT ARE NOT DELIVERED IN ACCORDANCE WITH THIS WARRANTY IS FOR INGRAM, UPON WRITTEN NOTICE FROM SMARTDISK THAT SERVICES PERFORMED ARE DEFICIENT, TO REPERFORM THE SERVICE.

22.7    9.    Indemnification

SmartDisk shall indemnify, defend and hold harmless Ingram from and against any claims, demands, liabilities or expenses (including attorney’s fees and costs) resulting from any act or omission of SmartDisk OR FAILURE OF SMARTDISK TO COMPLY WITH AND PROPERLY PERFORM ALL OF ITS OBLIGATIONS SET FORTH IN SECTION 4 ABOVE.

NOTWITHSTANDING ANY OTHER provision under this agreement to the contrary, Ingram shall not be liable for and shall have no duty to indemnify, defend and hold harmless SmartDisk for any claims or liability arising out of Ingram’s performance of its obligations under sections 6.A, 6.B and 6.C HEREOF, UNLESS IN ITS PERFORMANCE OF SUCH OBLIGATIONS INGRAM FAILS TO FOLLOW ITS STANDARD EXPORT PRACTICES.

22.8    10.    Sales Tax

SmartDisk will assume full responsibility for the collection of taxes for all sales (however identified) to Customer including, without limitation, sales, use and VAT taxes and reporting and payment of such to the appropriate authorities in the country to which the shipment is made. SmartDisk agrees to defend, indemnify, and hold harmless Ingram from and against any and all damages and costs incurred (including penalties) which may result from inadequate collection, payment and/or reporting of such taxes.

22.9    11.    Audits and Account Reconciliation

For export compliance purposes only, both parties reserve the right to audit the other party’s business process as part of their due diligence effort as required by the EAR’s (Export Administration Regulations) and promptly notify the other party of any audit findings. Ingram and SmartDisk shall mutually resolve any and all existing discrepancies between the respective books and records between the two parties.

Exhibit I to Schedule E

Definitions

“Country Group B List” is defined as the list of all free world countries as defined in the Export Administration Regulations under Part 740, Supplement 1.

“Debarred List” is defined as a list of specific persons or entities who have violated the Arms Export Control Act and been denied export privileges by the Dept. of State. (The complete list can be accessed on-line at http://www.pmdtc.org/)

“Denied Persons List” is defined as a list of specific persons or entities who have violated the Export Administration Act and been denied export privileges by the Dept. of Commerce. (The complete list is referenced in the Export Administration Regulations under Part 764, Supplement No. 2 and can be accessed on-line at http://www.bxa.doc.gov/DPL/Default.htm.)

“Entity List” is defined as a list of entities who are ineligible to receive any item subject to the Export Administration Regulations without a license, as specified in Supplement No. 4 to Part 744 of the Export Administration Regulations. The companies listed are known to be involved in the use of nuclear, missile, chemical and biological weapons.

“Export Control Classification Number” is defined as the control number that identifies commodity groups by numerical location in the Commerce Control List of the Export Administration Regulations in Part 774.

“Harmonized Tariff Schedule” is defined as a control number that is assigned by commodity group for both export reporting and import customs purposes.

“Inventory” shall mean product inventory acquired and owned by SmartDisk that is delivered to Ingram for storage and processing under the terms of this Agreement to which this Exhibit is attached.

“Product” shall mean Finished Goods as defined in the Agreement to which this Exhibit is attached.

“Specially Designated Nationals List” is defined as a list containing the names of specific persons or entities determined to be associated with governments in targeted foreign countries, terrorism sponsoring organizations and international narcotics traffickers by the Dept. of the Treasury, Office of Foreign Assets Control.(The complete list can be accessed on-line at ttp://www.treas.gov/ofac/index.html.)

“U.S. Principal Party in Interest (USPPI)” is defined as the party named in Box 1a of the Shipper’s Export Declaration form who receives the primary benefit, monetary or otherwise, of the export transaction and has the power and responsibility for determining and controlling the sending of the items out of the U.S.

Exhibit II to Schedule E

POWER OF ATTORNEY
EXPORT FORWARDING AGENT

Know all men by these presents, That SmartDisk Corporation, the Exporter organized and doing business under the laws of the State of Delaware and having an office and place of business at 3506 Mercantile Avenue, Naples, FL 34104 (Address of Exporter) hereby authorizes Ingram Micro Inc., the Forwarding Agent, at 1600 East St. Andrew Place, Santa Ana, California 92705, to act for and on its behalf as a true and lawful agent and attorney of the Exporter for and in the name, place, and stead of the Exporter, from this date, in the United States either in writing, electronically, or by other authorized means to:

Act as Forwarding Agent for Export Control, Census Reporting, and Customs purposes. Make, endorse, or sign any Shipper’s Export Declaration or other documents or to perform any act which may be required by law or regulation in connection with the exportation or transportation of any merchandise shipped or consigned by or to the Exporter and to receive or ship any merchandise on behalf of the Exporter.

The Exporter hereby certifies that all statements and information contained in the documentation provided to the Forwarding Agent relating to exportation are true and correct. Furthermore, the Exporter understands that civil and criminal penalties may be imposed for making false or fraudulent statements or for the violation of any United States laws or regulations on exportation.

This power of attorney is to remain in full force and effect until revocation in writing is duly given by the Exporter and received by the Forwarding Agent.

In witness whereof, SmartDisk Corporation caused these presents to be sealed and signed:

Witness: Daniel E. Reed
Witness Signature: /s/ Daniel E. Reed
Title: V.P. Corporate Development
Date: December 12, 2001

Authorization to Prepare or Transmit Shipper’s Export Information:

I, SmartDisk EXEC (Exporter), authorize Ingram Micro Inc., the Forwarding Agent, to act as forwarding agent for export control and customs purposes and to sign any Shipper’s Export Declaration (SED), or transmit such export information electronically, which may be required by law or regulation in connection with the exportation or transportation of any merchandise on behalf of said Exporter. The Exporter certifies that necessary and proper documentation to accurately complete the SED or transmit the information electronically is and will be provided to the said Forwarding Agent. Exporter further understands that civil and criminal penalties may be imposed for making false or fraudulent statements or for the violation of any United States laws or regulations on exportation and agrees to be bound by all statements of said agent based upon information or documentation provided by Exporter to said agent.

Signature: /s/ Ben Schugar (Exporter)
(Officer of the Company)
Title: Vice President of Operations
Date: December 21, 2001
Contractor Account #: 72-244031
22.10
Client Employer Identification Number (Taxpayer Identification Number): 65-0733580